EXHIBIT 99.1

BIMINI CAPITAL MANAGEMENT ANNOUNCES SECOND QUARTER 2020 RESULTS

VERO BEACH, Fla., (August 13, 2020) – Bimini Capital Management, Inc. (OTCQB:BMNM), (“Bimini Capital,” “Bimini,” or the “Company”), today announced results of operations for the three month period ended June 30, 2020.

Second Quarter 2020 Highlights

•	Net income of $3.5 million, or $0.30 per common share
•	Book value per share of $1.82
•	Company to discuss results on Friday, August 14, 2020, at 10:00 AM ET

Impact of the COVID-19 Pandemic

Beginning in mid-March 2020, the global pandemic associated with the novel coronavirus COVID-19 (“COVID-19”) and related economic conditions began to impact our financial position and results of operations. As a result of the economic, health and market turmoil brought about by COVID-19, the Agency MBS market experienced severe dislocations. This resulted in falling prices of our assets and increased margin calls from our repurchase agreement lenders. Further, as interest rates declined, we faced additional margin calls related to our hedge positions. In order to maintain our leverage ratio at prudent levels, maintain sufficient cash and liquidity, reduce risk and satisfy margin calls, we sold assets at levels significantly below their carrying values and closed several of our hedge positions. We timely satisfied all margin calls. The Agency MBS market largely stabilized after the Federal Reserve announced on March 23, 2020 that it would purchase Agency MBS and U.S. Treasuries in the amounts needed to support smooth market functioning. Largely as a result of actions taken by the Fed in late March, Agency RMBS valuations have substantially increased since March 31, 2020.

Management has invoked the Company’s Disaster Recovery Plan and its employees are working remotely. Prior planning resulted in the successful implementation of this plan and key operational team members maintain daily communication.

Details of Second Quarter 2020 Results of Operations

The Company reported net income of $3.5 million for the three month period ended June 30, 2020.   The results for the quarter included advisory services revenue of $1.6 million, interest and dividend income of $0.9 million, interest expense of $0.3 million, net realized and unrealized gains of $4.3 million, operating expenses of $1.7 million and an income tax provision of $1.3 million.

Management of Orchid Island Capital, Inc.

Orchid is managed and advised by Bimini.  As Manager, Bimini is responsible for administering Orchid’s business activities and day-to-day operations.  Pursuant to the terms of the management agreement, Bimini Advisors provides Orchid with its management team, including its officers, along with appropriate support personnel.

Bimini also maintains a common stock investment in Orchid which is accounted for under the fair value option, with changes in fair value recorded in the statement of operations for the current period.  For the three months ended June 30, 2020, Bimini’s statement of operations included a fair value adjustment of $3.7 million and dividends of $0.4 million from its investment in Orchid’s common stock.  Also during the three months ended June 30, 2020, Bimini recorded $1.6 million in advisory services revenue for managing Orchid’s portfolio consisting of $1.3 million of management fees and $0.3 million in overhead reimbursement.

Capital Allocation and Return on Invested Capital

The Company allocates capital between two MBS sub-portfolios, the pass-through MBS portfolio (“PT MBS”) and the structured MBS portfolio, consisting of interest only (“IO”) and inverse interest-only (“IIO”) securities.  The table below details the changes to the respective sub-portfolios during the quarter.

Portfolio Activity for the Quarter
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Market Value - March 31, 2020	$53,857,760	$552,735	$31,905	$584,640	$54,442,400
Return of investment	n/a	(79,708)	(2,518)	(82,226)	(82,226)
Pay-downs	(2,144,793)	n/a	n/a	n/a	(2,144,793)
Premium lost due to pay-downs	(206,624)	n/a	n/a	n/a	(206,624)
Mark to market gains (losses)	838,754	(31,745)	1,751	(29,994)	808,760
Market Value - June 30, 2020	$52,345,097	$441,282	$31,138	$472,420	$52,817,517

The tables below present the allocation of capital between the respective portfolios at June 30, 2020 and March 31, 2020, and the return on invested capital for each sub-portfolio for the three month period ended June 30, 2020.   Capital allocation is defined as the sum of the market value of securities held, less associated repurchase agreement borrowings, plus cash and cash equivalents and restricted cash associated with repurchase agreements. Capital allocated to non-portfolio assets is not included in the calculation.

The returns on invested capital in the PT MBS and structured MBS portfolios were approximately 13.1% and (1.5)%, respectively, for the second quarter of 2020.  The combined portfolio generated a return on invested capital of approximately 12.1%.

Capital Allocation
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
June 30, 2020
Market value	$52,345,097	$441,282	$31,138	$472,420	$52,817,517
Cash equivalents and restricted cash(1)	5,673,314	-	-	-	5,673,314
Repurchase agreement obligations	(51,617,000)	-	-	-	(51,617,000)
Total(2)	$6,401,411	$441,282	$31,138	$472,420	$6,873,831
% of Total	93.1%	6.4%	0.5%	6.9%	100.0%
March 31, 2020
Market value	$53,857,760	$552,735	$31,905	$584,640	$54,442,400
Cash equivalents and restricted cash(1)	6,731,983	-	-	-	6,731,983
Repurchase agreement obligations	(52,357,397)	-	-	-	(52,357,397)
Total(2)	$8,232,346	$552,735	$31,905	$584,640	$8,816,986
% of Total	93.4%	6.2%	0.4%	6.6%	100.0%

(1)	Amount excludes restricted cash of $1,680 and $2,775 at June 30, 2020 and March 31, 2020, respectively, related to trust preferred debt funding hedges.
(2)	Invested capital includes the value of the MBS portfolio and cash equivalents and restricted cash, reduced by repurchase agreement borrowings.

Returns for the Quarter Ended June 30, 2020
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Interest income (net of repo cost)	$442,391	$19,951	$1,344	$21,295	$463,686
Realized and unrealized gains (losses)	632,130	(31,745)	1,751	(29,994)	602,136
Total Return	$1,074,521	$(11,794)	$3,095	$(8,699)	$1,065,822
Beginning capital allocation	$8,232,346	$552,735	$31,905	$584,640	$8,816,986
Return on invested capital for the quarter(1)	13.1%	(2.1)%	9.7%	(1.5)%	12.1%

(1)	Calculated by dividing the Total Return by the Beginning Capital Allocation, expressed as a percentage.

Prepayments

For the second quarter of 2020, the Company received approximately $2.2 million in scheduled and unscheduled principal repayments and prepayments, which equated to a 3-month constant prepayment rate (“CPR”) of approximately 15.3% for the second quarter of 2020.  Prepayment rates on the two MBS sub-portfolios were as follows (in CPR):

	PT	Structured
	MBS Sub-	MBS Sub-	Total
Three Months Ended	Portfolio	Portfolio	Portfolio
June 30, 2020	12.4	25.0	15.3
March 31, 2020	11.6	18.1	13.7
December 31, 2019	15.6	15.6	15.6
September 30, 2019	9.5	16.2	10.5
June 30, 2019	9.9	14.6	10.5
March 31, 2019	5.7	13.4	6.8

Portfolio

The following tables summarize the MBS portfolio as of June 30, 2020 and December 31, 2019:

($ in thousands)
				Weighted
		Percentage		Average
		of	Weighted	Maturity
	Fair	Entire	Average	in	Longest
Asset Category	Value	Portfolio	Coupon	Months	Maturity
June 30, 2020
Fixed Rate MBS	$52,345	99.1%	4.18%	332	1-Feb-50
Interest-Only MBS	442	0.8%	3.60%	292	15-Jul-48
Inverse Interest-Only MBS	31	0.1%	5.19%	227	15-May-39
Total MBS Portfolio	$52,818	100.0%	4.17%	331	1-Feb-50
December 31, 2019
Fixed Rate MBS	$216,231	99.3%	4.25%	316	1-Nov-49
Interest-Only MBS	1,024	0.5%	3.65%	281	15-Jul-48
Inverse Interest-Only MBS	586	0.2%	4.77%	254	25-Apr-41
Total MBS Portfolio	$217,841	100.0%	4.25%	316	1-Nov-49

($ in thousands)
	June 30, 2020		December 31, 2019
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$25,552	48.4%	$203,321	93.3%
Freddie Mac	27,263	51.6%	14,499	6.7%
Ginnie Mae	3	0.0%	21	0.0%
Total Portfolio	$52,818	100.0%	$217,841	100.0%

	June 30, 2020	December 31, 2019
Weighted Average Pass Through Purchase Price	$108.92	$107.12
Weighted Average Structured Purchase Price	$5.38	$6.39
Weighted Average Pass Through Current Price	$111.54	$108.77
Weighted Average Structured Current Price	$3.34	$6.91
Effective Duration (1)	3.155	3.196

(1)
Effective duration is the approximate percentage change in price for a 100 basis point change in rates.  An effective duration of 3.155 indicates that an interest rate increase of 1.0% would be expected to cause a 3.155% decrease in the value of the MBS in the Company’s investment portfolio at June 30, 2020.  An effective duration of 3.196 indicates that an interest rate increase of 1.0% would be expected to cause a 3.196% decrease in the value of the MBS in the Company’s investment portfolio at December 31, 2019. These figures include the structured securities in the portfolio but not the effect of the Company’s hedges. Effective duration quotes for individual investments are obtained from The Yield Book, Inc.

Financing and Liquidity

As of June 30, 2020, the Company had outstanding repurchase obligations of approximately $51.6 million with a net weighted average borrowing rate of 0.28%.  These agreements were collateralized by MBS with a fair value, including accrued interest, of approximately $53.0 million.  At June 30, 2020, the Company’s liquidity was approximately $4.7 million, consisting of unpledged MBS and cash and cash equivalents.

We may pledge more of our structured MBS as part of a repurchase agreement funding, but retain cash in lieu of acquiring additional assets.  In this way, we can, at a modest cost, retain higher levels of cash on hand and decrease the likelihood we will have to sell assets in a distressed market in order to raise cash.  Below is a list of outstanding borrowings under repurchase obligations at June 30, 2020.

($ in thousands)
Repurchase Agreement Obligations
			Weighted		Weighted
	Total		Average		Average
	Outstanding	% of	Borrowing	Amount	Maturity
Counterparty	Balances	Total	Rate	at Risk(1)	(in Days)
Mirae Asset Securities (USA) Inc.	$35,318	68.4%	0.27%	$1,560	11
South Street Securities, LLC	7,302	14.1%	0.30%	269	317
Mitsubishi UFJ Securities (USA), Inc.	5,311	10.3%	0.23%	66	13
JVB Financial Group, LLC	3,343	6.5%	0.30%	258	107
Citigroup Global Markets, Inc.	343	0.7%	1.33%	186	7
	$51,617	100.0%	0.28%	$2,339	61

(1)
Equal to the fair value of securities sold (including accrued interest receivable) and cash posted as collateral, if any, minus the sum of repurchase agreement liabilities, accrued interest payable and securities posted by the counterparty (if any).

Hedging

In connection with its interest rate risk management strategy, the Company economically hedges a portion of the cost of its repurchase agreement funding and also its junior subordinated notes by entering into derivative financial instrument contracts.  The Company has not elected hedging treatment under U.S. generally accepted accounting principles (“GAAP”) in order to align the accounting treatment of its derivative instruments with the treatment of its portfolio assets under the fair value option election. As such, all gains or losses on these instruments are reflected in earnings for all periods presented.  As of June 30, 2020, such instruments were comprised entirely of Eurodollar futures contracts.

The tables below present information related to outstanding Eurodollar futures contracts at June 30, 2020.

($ in thousands)
As of June 30, 2020
	Junior Subordinated Debt Funding Hedges
	Average	Weighted	Weighted
	Contract	Average	Average
	Notional	Entry	Effective	Open
Expiration Year	Amount	Rate	Rate	Equity(1)
2021	$1,000	1.02%	0.19%	$(8)
Total / Weighted Average	$1,000	1.02%	0.19%	$(8)

(1)	Open equity represents the cumulative gains (losses) recorded on open futures positions from inception.

Book Value Per Share

The Company's Book Value Per Share at June 30, 2020 was $1.82.  The Company computes Book Value Per Share by dividing total stockholders' equity by the total number of shares outstanding of the Company's Class A Common Stock. At June 30, 2020, the Company's stockholders’ equity was $21.1 million, with 11,608,555 Class A Common shares outstanding.

Stock Repurchase Plan

On March 26, 2018, the Board of Directors of Bimini Capital Management, Inc. (the “Company”) approved a Stock Repurchase Plan (“Repurchase Plan”).  Pursuant to Repurchase Plan, the Company may purchase up to 500,000 shares of its Class A Common Stock from time to time, subject to certain limitations imposed by Rule 10b-18 of the Securities Exchange Act of 1934, as amended. Share repurchases may be executed through various means, including, without limitation, open market transactions.  The Repurchase Plan does not obligate the Company to purchase any shares. The Repurchase Plan was originally set to expire on November 15, 2018, but it has been extended twice by the Board of Directors, first until November 15, 2019, and then unit November 15, 2020.  The authorization for the Share Repurchase Plan may be terminated, increased or decreased by the Company’s Board of Directors in its discretion at any time.

Since inception of the program through June 30, 2020, the Company repurchased a total of 70,404 shares at an aggregate cost of approximately $166,945, including commissions and fees, for a weighted average price of $2.37 per share.

Management Commentary

Commenting on the second quarter, Robert E. Cauley, Chairman and Chief Executive Officer, said, “After suffering through the most dramatic contraction of economic activity and financial market turmoil ever witnessed during the first quarter of 2020, the second quarter was one of recovery – at least for much of the economy and markets.  The financial markets are generally functioning as they did prior to the chaos that erupted this March, in large part because of the substantial intervention by the Fed and the government.  Critically for us, the Fed has undertaken a quantitative easing program in which they buy U.S. Treasuries and Agency MBS securities on a regular basis each week, and are likely to continue doing so until the economy has substantially recovered.  But most importantly, it was a period of recovery for Bimini.

“Once the Company had fully stabilized after the turmoil of late March, as the Agency RMBS market was itself stabilizing, we were able to start the process of rebuilding the investment portfolio.  Recall we had erred on the conservative side and de-levered a little more than was necessary in March to ensure we always had ample liquidity.  This allowed us to start rebuilding quickly once the market stabilized.  With shares of Orchid Island Capital trading at a significant discount to its reported book value at March 31, 2020, we started by adding to our position in Orchid and ultimately increased it by approximately 64%.  Orchid Island Capital generated a 15.8% return for the second quarter based on dividends paid and an increase in book value.

“While our portfolio was reduced materially in March, our funding costs have decreased substantially as well, and this mitigated the effect of the reduced portfolio on our net interest income.  Our net interest income for the second quarter of 2020 was approximately $0.5 million, versus $0.8 million for the same quarter in 2019, when our portfolio was approximately 4 times the size of portfolio as of June 30, 2020. Since quarter end we received the balance of the funds from the securitizations that were terminated in August of 2018 - the funds were withheld for tax purposes by the trustee.  The $1.4 million received was deployed into the RMBS portfolio, bringing the market value to approximately $68 million.
“As mentioned, Orchid Island’s book value increased by over 12% during the second quarter of 2020, and this impacts advisory service revenues we receive as the external manager of Orchid.  In fact, advisory service revenues were only down approximately 10% for the quarter versus the first quarter of the year.

“With respect to the outlook going forward, the economy has yet to fully recover from the steep contraction during the first quarter of 2020, despite massive intervention by both the Fed and the Trump administration.  There remains significant uncertainty surrounding the timing of a full recovery in economic activity and a return to life as it existed before the virus emerged.  However, the current market environment, despite elevated levels of prepayments stemming from the low absolute level of rates available to borrowers, offers low to mid teen returns on levered Agency RMBS investments.  We see reason for optimism on our own outlook over the balance of the year.”

Summarized Consolidated Financial Statements

The following is a summarized presentation of the unaudited consolidated balance sheets as of June 30, 2020, and December 31, 2019, and the unaudited consolidated statements of operations for the three months ended June 30, 2020 and 2019.  Amounts presented are subject to change.

BIMINI CAPITAL MANAGEMENT, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited - Amounts Subject To Change)

	June 30, 2020	December 31, 2019
ASSETS
Mortgage-backed securities	$52,817,517	$217,840,953
Cash equivalents and restricted cash	5,674,994	12,385,117
Orchid Island Capital, Inc. common stock, at fair value	11,753,131	8,892,211
Accrued interest receivable	194,229	750,875
Deferred tax assets, net	24,601,800	33,288,536
Other assets	6,264,335	6,331,256
Total Assets	$101,306,006	$279,488,948

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$51,617,000	$209,954,000
Long-term debt	27,623,161	27,481,121
Other liabilities	953,676	2,076,836
Total Liabilities	80,193,837	239,511,957
Stockholders' equity	21,112,169	39,976,991
Total Liabilities and Stockholders' Equity	$101,306,006	$279,488,948
Class A Common Shares outstanding	11,608,555	11,608,555
Book value per share	$1.82	$3.44

BIMINI CAPITAL MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - Amounts Subject to Change)

	Six Months Ended June 30,		Three Months Ended June 30,
	2020	2019	2020	2019
Advisory services	$3,339,680	$3,261,116	$1,615,083	$1,653,796
Interest and dividend income	3,316,799	5,053,710	911,996	2,498,486
Interest expense	(1,619,375)	(3,459,040)	(342,058)	(1,739,621)
Net revenues	5,037,104	4,855,786	2,185,021	2,412,661
Other (expense) income	(11,823,372)	(115,497)	4,254,076	(1,474,489)
Expenses	3,391,046	3,218,989	1,685,088	1,597,963
Net (Loss) income before income tax provision (benefit)	(10,177,314)	1,521,300	4,754,009	(659,791)
Income tax provision (benefit)	8,687,508	404,419	1,285,884	(158,069)
Net (loss) income	$(18,864,822)	$1,116,881	$3,468,125	$(501,722)

Basic and Diluted Net Income (Loss) Per Share of:
CLASS A COMMON STOCK	$(1.62)	$0.09	$0.30	$(0.04)
CLASS B COMMON STOCK	$(1.62)	$0.09	$0.30	$(0.04)

	Three Months Ended June 30,
Key Balance Sheet Metrics	2020	2019
Average MBS(1)	$53,629,957	$211,405,913
Average repurchase agreements(1)	51,987,199	199,901,000
Average stockholders' equity(1)	19,378,107	30,320,821

Key Performance Metrics
Average yield on MBS(2)	3.90%	4.04%
Average cost of funds(2)	0.46%	2.68%
Average economic cost of funds(3)	3.97%	3.13%
Average interest rate spread(4)	3.44%	1.36%
Average economic interest rate spread(5)	(0.07)%	0.91%

(1)	Average MBS, repurchase agreements and stockholders’ equity balances are calculated using two data points, the beginning and ending balances.
(2)
Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/repurchase agreement balances and are annualized for the quarterly periods presented.

(3)	Represents interest cost of our borrowings and the effect of derivative agreements attributed to the period related to hedging activities, divided by average repurchase agreements.
(4)	Average interest rate spread is calculated by subtracting average cost of funds from average yield on MBS.
(5)	Average economic interest rate spread is calculated by subtracting average economic cost of funds from average yield on MBS.

About Bimini Capital Management, Inc.

Bimini Capital Management, Inc. invests primarily in, but is not limited to investing in, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). Its objective is to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.  In addition, Bimini generates a significant portion of its revenue serving as the manager of the MBS portfolio of Orchid Island Capital, Inc.

Forward Looking Statements

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Bimini Capital Management, Inc.'s filings with the Securities and Exchange Commission, including Bimini Capital Management, Inc.'s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Friday, August 14, 2020, at 10:00 AM ET. The conference call may be accessed by dialing toll free (877) 312-5414.  International callers dial (408) 940-3877.  The conference passcode is 8966666.  A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.biminicapital.com, and an audio archive of the webcast will be available for approximately one year.

CONTACT:
Bimini Capital Management, Inc.
Robert E. Cauley, 772-231-1400
Chairman and Chief Executive Officer
www.biminicapital.com